As Filed with the Securities and Exchange Commission on October 27, 2004

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT
Under
THE SECURITIES ACT OF 1933

Build-A-Bear Workshop, Inc.

(Exact name of registrant as specified in its charter)

Delaware	43-1883836
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

1954 Innerbelt Business Center Drive
St. Louis, Missouri 63114
(Address, including zip code, of registrant’s principal executive offices)

Build-A-Bear Workshop, Inc.
2000 Stock Option Plan
2002 Stock Incentive Plan
2004 Stock Incentive Plan
2004 Associate Stock Purchase Plan
(Full title of the Plan)

Maxine Clark
Chief Executive Bear
Build-A-Bear Workshop, Inc.
1954 Innerbelt Business Center Drive
St. Louis, Missouri 63114
(314) 423-8000
(Name, address, including zip code, and telephone number,
including area code, of agent for service)

Copies of all correspondence to:
James H. Erlinger III, Esq.
R. Randall Wang, Esq.
Bryan Cave LLP
One Metropolitan Square
211 North Broadway, Suite 3600
St. Louis, Missouri 63102-2750
Tel (314) 259-2000, Fax (314) 259-2020

CALCULATION OF REGISTRATION FEE

Title of Each Class	Amount	Proposed Maximum	Proposed Maximum		Amount of
of Securities to be	to be	Offering Price	Aggregate		Registration
Registered	Registered	Per Unit(4)	Offering Price(1)		Fee
2000 Stock Option Plan, Common Stock, $0.01 par value(3)	808,415	$9.33	$7,538,857.85	(1)	$955.17
2002 Stock Incentive Plan, Common Stock, $.01 par value(3)	501,405	$9.08	$4,552,767.38	(1)	$576.84
2004 Stock Incentive Plan, Common Stock, $.01 par value(3)	2,074,383	$20.00	$41,487,660	(2)	$5,256.49
2004 Associate Stock Purchase Plan, Common Stock, $.01 par value(3)	1,000,000	$20.00	$20,000,000	(2)	$2,534

Total	4,384,203				$9,323

(1)	Calculated pursuant to Rule 457(h) under the Securities Act of 1933, as amended. The proposed maximum offering price per share represents (i) the weighted average exercise price of $4.39 per share of currently outstanding options totaling 552,815 under the 2000 Stock Option Plan, as amended, and $8.91 per share of currently outstanding options totaling 493,718 under the 2002 Stock Option Plan and (ii) the proposed maximum offering price of $20.00 per share set forth in the Form S-1 (Registration No. 333-118142), as amended, with respect to securities for which options have not been granted.

(2)	Calculated solely for purposes of this offering under Rule 457(h) of the Securities Act of 1933, as amended, on the basis of the proposed maximum offering price per share of $20.00 per share set forth in the Form S-1 (Registration No. 333-118142), as amended.

(3)	This Registration Statement also covers such additional shares of Common Stock as may be issuable pursuant to anti-dilution provisions. Pursuant to Rule 416(a) of the Securities Act of 1933, as amended, this Registration Statement shall also cover any additional shares of the Registrant’s Common Stock that become issuable under the 2000 Stock Plan (as amended), 2002 Stock Incentive Plan, 2004 Stock Incentive Plan and 2004 Associate Stock Purchase Plan by reason of any stock dividend, stock split, recapitalization or other similar transaction affected without the receipt of consideration that increases the number of the Registrant’s outstanding shares of Common Stock.

(4)	Omitted pursuant to Rule 457(o) under the Securities Act of 1933.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

     This Registration Statement relates to the following shares of Common Stock, par value $.01, of Build-A-Bear Workshop, Inc. ( “Registrant” or “Company”):

(a)	808,415 shares of Common Stock being registered for use under the Registrant’s 2000 Stock Option Plan, (the “2000 Plan”);

(b)	501,405 shares of Common Stock being registered for use under the Registrant’s 2002 Stock Incentive Plan (the “2002 plan”);

(c)	2,074,383 shares of Common Stock being registered for use under the Registrant’s 2004 Stock Incentive Plan (the “2004 Plan”); and

(d)	1,000,000 shares of Common Stock being registered for use under the Registrant’s 2004 Associate Stock Purchase Plan (the “Purchase Plan”).

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

     The following documents which we have filed with the Commission are incorporated by reference into this Registration Statement:

•	Our registration statement on Form S-1 as amended (Registration No. 333-118142) filed on October 1, 2004; and

•	The description of Registrant’s Common Stock, which is contained in the Registration Statement on Form 8-A (No. 001-32320) filed on October 13, 2004.

     In addition, all documents we subsequently file with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 Act, prior to filing a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing such documents, except for the document, or portions thereof, that are “furnished” rather than filed with the Commission. Any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement contained in later-dated documents supplements, modifies or supersedes statements contained in earlier-dated documents.

Item 4. Description of Securities.

     Not Applicable.

Item 5. Interests of Named Experts and Counsel.

     Bryan Cave LLP, St. Louis, Missouri has passed on the validity of the securities being offered. Certain partners of Bryan Cave LLP engaged in such representation own indirect interests in approximately 6,700 shares of our preferred stock through investment funds.

Item 6. Indemnification of Directors and Officers.

     Our amended and restated certificate of incorporation which will be in effect upon completion of the Company’s initial public offering provides that our directors shall not be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director, except for liability for: (i) any breach of the director’s duty of loyalty to us or our stockholders; (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) liability for payments of dividends or stock purchases or redemptions in violation of Section 174 of the Delaware General Corporation Law; or (iv) any transaction from which the director derived an improper personal benefit. In addition, our certificate of incorporation provides that we will, to the fullest extent authorized by the Delaware General Corporation Law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits us to provide broader indemnification rights than such law permitted us to provide prior to such amendment), indemnify and hold harmless any person who was or is a party, or is threatened to be made a party to or is otherwise involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative by reason of the fact that such person is or was our director or officer, or is or was serving at our request as a director, officer, employee or agent of another corporation, or as our representative in a partnership, joint venture, trust or other entity, (an “indemnitee”) against expenses, liabilities, and losses (including attorneys’ fees, judgments, fines, and amounts paid in settlement) reasonably incurred or suffered by such indemnitee in connection therewith. We have also entered into separate indemnification agreements with our directors that require us, among other things, to indemnify each of them against certain liabilities that may arise by reason of their status or service other than liabilities unless it is determined that he or she did not act in good faith and in a manner he or she reasonably believed to be in or not opposed to our best interests, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

     The right to indemnification set forth above includes the right for us to pay the expenses (including attorneys’ fees) incurred in defending any such proceeding in advance of its final disposition; provided, however, that, if the Delaware General Corporation Law requires an advancement of expenses incurred by an indemnitee in his capacity as a director or officer (and not in any other capacity in which service was or is rendered by such indemnitee, including, without limitation, service to an employee benefit plan) shall be made only upon delivery to us of an undertaking, by or on behalf of such indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is not further right to appeal that such indemnitee is not entitled to be indemnified for such expenses under this section or otherwise. The rights to indemnification and to the advancement of expenses conferred herewith are contract rights and continue as to an indemnitee who has ceased to be a director, officer, employee or agent and inures to the benefit of the indemnitee’s heirs, executors, and administrators.

     The Delaware General Corporation Law provides that indemnification is permissible only when the director, officer, employee, or agent acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the conduct was unlawful. The Delaware General Corporation Law also precludes indemnification in respect of any claim, issue, or matter as to which an officer, director, employee, or agent shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery of the State of Delaware or the court in which such action or suit was brought shall determine that, despite such adjudication of liability, but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court deems proper.

     We currently have a directors’ and officers’ liability insurance policy that insures such persons against the costs of defense, settlement or payment of a judgment under certain circumstances. We believe that these indemnification and liability provisions are essential to attracting and retaining qualified persons as officers and directors.

Item 7. Exemption from Registration Claimed.

     Not applicable.

Item 8. Exhibits.

     Reference is made to the Exhibit index.

Item 9. Undertakings.

     (a) The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

     provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the County of St. Louis, State of Missouri on October 27th, 2004.

BUILD-A-BEAR WORKSHOP, INC.

By:

/s/ Maxine Clark

Name: Maxine Clark
Title: Chief Executive Bear and Chairman of the Board

POWER OF ATTORNEY

     KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Maxine Clark, Barry Erdos, Tina Klocke and John Burtelow, and each of them (with full power of each to act alone), severally, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and her and to execute in his or her name, place and stead (individually and in any capacity stated below) any and all amendments to this Registration Statement (including post-effective amendments), and any additional registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, for the same offering contemplated by this Registration Statement, and all documents and instruments necessary or advisable in connection therewith, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission (or any other governmental regulatory authority), each of said attorneys-in-fact and agents to have power to act with or without the others and to have full power and authority to do and to perform in the name and on behalf of each of the undersigned every act whatsoever necessary or advisable to be done in the premises as fully and to all intents and purposes as any of the undersigned might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents and/or any of them, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date
/s/ Maxine Clark	Chief Executive Bear and	October 27, 2004
Chairman of the Board
(Maxine Clark)	(Principal Executive Officer)

/s/ Barney A. Ebsworth	Director	October 27, 2004

(Barney A. Ebsworth)

/s/ James M. Gould	Director	October 27, 2004

(James M. Gould)

/s/ William Reisler	Director	October 27, 2004

(William Reisler)

Signature	Title	Date
/s/ Frank M. Vest, Jr.	Director	October 27, 2004

(Frank M. Vest Jr.)

/s/ Tina Klocke	Chief Financial Bear, Treasurer and	October 27, 2004
Secretary (Principal Financial and
(Tina Klocke)	Accounting Officer)

EXHIBIT INDEX

Exhibit
Number	Description
3.1	Amended and Restated Certificate of Incorporation of the Registrant dated August 10, 2004 (incorporated by reference to Exhibit 3.1 filed with the Registrant’s registration statement on Form S-1, as amended (Registration No. 333-118142).

3.2	Bylaws of Build-A-Bear Workshop, Inc. as currently in effect (incorporated by reference to Exhibit 3.2 filed with the Registrant’s registration statement on Form S-1, as amended (Registration No. 333-118142).

3.3	Form of Third Amended and Restated Certificate of Incorporation of the Registrant, to be effective upon the closing of this offering (incorporated by reference to Exhibit 3.3 filed with the Registrant’s registration statement on Form S-1, as amended (Registration No. 333-118142).

3.4	Form of Amended and Restated Bylaws of the Registrant, to be effective upon the closing of this offering (incorporated by reference to Exhibit 3.4 filed with the Registrant’s registration statement on Form S-1, as amended (Registration No. 333-118142).

5	Opinion of Bryan Cave LLP.

10.1	Build-A-Bear Workshop, Inc. 2000 Stock Option Plan (incorporated by reference to Exhibit 10.1 filed with the Registrant’s registration statement on Form S-1, as amended (Registration No. 333-118142).

10.1.1	Form of Incentive Stock Option Agreement under the Build-A-Bear Workshop, Inc. 2000 Stock Option Plan (incorporated by reference to Exhibit 10.1.1 filed with the Registrant’s registration statement on Form S-1, as amended (Registration No. 333-118142).

10.1.2	Form of Nonqualified Stock Option Agreement under the Build-A-Bear Workshop, Inc. 2000 Stock Option Plan (incorporated by reference to Exhibit 10.1.2 filed with the Registrant’s registration statement on Form S-1, as amended (Registration No. 333-118142).

10.2	Build-A-Bear Workshop, Inc. 2002 Stock Incentive Plan, as amended (incorporated by reference to Exhibit 10.2 filed with the Registrant’s registration statement on Form S-1, as amended (Registration No. 333-118142).

10.2.1	Form of Manager-Level Incentive Stock Option Agreement under the Build-A-Bear Workshop, Inc. 2002 Stock Option Plan (incorporated by reference to Exhibit 10.2.1 filed with the Registrant’s registration statement on Form S-1, as amended (Registration No. 333-118142).

10.2.2	Form of Nonqualified Stock Option Agreement under the Build-A-Bear Workshop, Inc. 2002 Stock Option Plan (incorporated by reference to Exhibit 10.2.2 filed with the Registrant’s registration statement on Form S-1, as amended (Registration No. 333-118142).

10.3	Build-A-Bear Workshop, Inc. 2004 Stock Incentive Plan (incorporated by reference to Exhibit 10.3 filed with the Registrant’s registration statement on Form S-1, as amended (Registration No. 333-118142).

10.3.1	Form of Incentive Stock Option Agreement under the Build-A-Bear Workshop, Inc. 2004 Stock Incentive Plan (incorporated by reference to Exhibit 10.3.1 filed with the Registrant’s registration statement on Form S-1, as amended (Registration No. 333-118142).

10.3.2	Form of Director Nonqualified Stock Option Agreement under the Build-A-Bear Workshop, Inc. 2004 Stock Incentive Plan (incorporated by reference to Exhibit 10.3.2

Exhibit
Number	Description
filed with the Registrant’s registration statement on Form S-1, as amended (Registration No. 333-118142).

10.3.3	Model Incentive Stock Option Agreement Under the Registrant’s 2004 Stock Incentive Plan (incorporated by reference to Exhibit 10.3.3 filed with the Registrant’s registration statement on Form S-1, as amended (Registration No. 333-118142).

10.3.4	Form of Employee Nonqualified Stock Option Agreement under the Registrant’s 2004 Stock Incentive Plan (incorporated by reference to Exhibit 10.3.4 filed with the Registrant’s registration statement on Form S-1, as amended (Registration No. 333-118142).

10.3.5	Form of the Restricted Stock Agreement under the Registrant’s 2004 Stock Incentive Plan (incorporated by reference to Exhibit 10.3.5 filed with the Registrant’s registration statement on Form S-1, as amended (Registration No. 333-118142).

10.4	2004 Associate Stock Purchase Plan

23.1	Consent of Independent Registered Public Accounting Firm.

23.2	Consent of Bryan Cave LLP (contained in the opinion of counsel filed as Exhibit 5).